EXHIBIT 16

                          COLLECTION SERVICES AGREEMENT

         THE COLLECTION SERVICES AGREEMENT, made as of the 6th day of August, 2003, by and among Rent Shield Corp, a corporation incorporated under the laws of the State of Florida ("RSC"), Rent Gard Services Corporation, a corporation incorporated under the laws of the State of Florida ("RGC"), Rent Shield America Service Corporation ("RSASC"), a corporation incorporated under the laws of the State of Deleware ("RSAC"), and Tenant Recovery, LLC, a limited liability company formed under the laws of the State of Delaware ("Tenant Recovery").

                                    RECITALS
                                    --------

         A. RSC has acquired and organized a group of companies in order to launch its innovative RentGard(TM) insurance product, providing protection to residential landlords and property managers against rent default claims ("Default Claims") and willful damage claims ("Damage Claims"). RSC and such companies have developed the RentGard(TM) system, which is an online system, including an interactive web site whose domain name is www.rentgard.com, for the issuing and processing of RentGard(TM) insurance policies and managing and monitoring Default Claims and Damage Claims under such policies (the "RentGard(TM) System").

         B. RSC and RGC, a wholly owned subsidiary of RSC, have entered into an Agreements with RSASC pursuant to which RSASC provides credit assessment, debt collection and inspection services to support the rental guarantee insurance offered by Rent Gard Corporaton ("RGC"), a wholly owned insurance intermediary of RSC.

         C. RSASC, a Delaware Corporation, wished to enter into this Agreement with Tenant Recovery for the purposes of Tenant Recovery performing debt collection for and on behalf of RSASC as provided for in the RSASC and RSC, RGC Agreement.

         D. Tenant Recovery wishes to purchase the exclusive rights from the RSASC for the term of this Agreement and has been formed to provide, or act as intermediary for the provision of, debt collection services.

         E. Tenant Recovery and RSASC wish to enter into this Agreement to set forth the terms and conditions on which Tenant Recovery shall provide, on an exclusive basis, to RSASC services related to the recovery of Default Claims and Damage Claims under the RentGard(TM) rental guarantee insurance policies in the United States and Canada (collectively, the "Claims"), including the administration of notices and proceedings, engagemement of landlord/tenant counsel and collection agents, measurement of performance of counsel and agents, preparation of reports and remittance of collected funds to RSASC.

         F. In consideration of Tenant Recovery paying to RSASC the sum of US$250,000, RSASC agrees to compensate Tenant Recovery for the services being provided for hereunder, 50% of the gross amounts collected by Tenant Recovery for and on behalf of RSASC, pursuant to the terms and conditions contained herein. Tenant Recovery agrees to pay to RSASC the sum of US$125,000 within 15 days from the execution of this agreement, and the balance of US$125,0000 on or before April 1, 2004. It is agreed and acknowledged by both RSASC and Tenant Recovery, that this Agreement will become binding as per the terms contained herein, upon Tenant Recovery paying the full amount of US$250,000 as provided in Section F herein.

         G. Both RSC and RGC have been made party to this Agreement for the purposes of making certain representations, warranties and covenants herein and to agree to the terms and conditions set out herein between RSASC and Tenant Recovery.

         In consideration of the mutual covenants and other good and valuable Consideration, the parties agree as follows:

                                    COLLECTION SERVICES
                                    -------------------

         1.  Duties  and  Responsibilities  of RSASC  shall  provide  to  Tenant
Recovery.

                  (a) all Claims under the RentGard(TM) insurance policies (or any substitute, successor or similar policies) in the United States and Canada within the time frames specified in the paragraphs below;

                  (b) biweekly e-mail notification from the RentGard(TM) System (or any substitute, successor or similar system) of all tenants who have not paid their rent by the 15th day of the month, specifying the name of the tenant, the address of the tenant and the amount that the tenant is in default;

                  (c) e-mail notification on the 27th day of each month verifying which tenants specified in paragraph (b) above remain in default;

                  (d) biweekly e-mail notification from the RentGard(TM) System (or any substitute, successor or similar system), with respect to each Damage Claim, of: (i) the authorization by the claims service specialists, (ii) the notice from the landlord that repairs have been completed in accordance with the authorized Damage Claim, and (iii) the amount of all claim checks sent to contractors and confirmation of such payments to the landlord;

                  (e) electronic information on each tenant specified in paragraphs (c) and (d) above, including but not limited to the credit verification report and background report, and any other information in the files of the RentGard(TM) System or other systems of RSASC, RSC or RGC, concurrent with the e-mail notification specified in paragraph (c) and (d) above;

                  (f) electronic or facsimile information on each tenant specified in paragraph (c) and (d) above in the possession of the landlord which is required to be furnished to RSC and RGS under the terms of the RentGard(TM) insurance policies, including but not limited to an executed copy of the lease, notices to the tenant, correspondence (whether in paper or electronic form) to and from the tenant, and cancelled checks or other evidences of payment;

                  (g) in the case of Damage Claims, copies of (i) information provided by the landlord to the RentGard(TM) System, including but not limited to quotations from contractors, the name(S) of the contractors and the description of the damage and (ii) information provided by the inspector to the System, including but not limited to digital photographs and reports;

                  (h) electronic information regarding the change in status of any tenant in the possession of RSASC, RSC and or RGC, including but not limited to change in address, change in employment or any bankruptcy stay order received with respect to a tenant for whom a Claim has been submitted to Tenant Recovery; and

                  (i) access to books and records, including files stored in computer, server or similar device, of RSC, RGC and or RSASC or any affiliated entity of each such entity, with respect to the Default Claims and Damage Claims, during normal business hours and upon reasonable notice (which shall not be more than two (2) business days).

         2. Duties and Responsibilities of Tenant Recovery. Tenant Recovery shall provide the following services for the recovery of Claims under the RentGard(TM) insurance policies in the United States and Canada;

                  (a) initial and ongoing review of Claims to determine nature of proceeding required, whether demand notice, supplemental demand notices, default proceeding or eviction proceeding;

                  (b) depending on the nature of the proceeding, the engagement of landlord/tenant counsel and collection agents;

                  (c) measurement of the performance of landlord/tenant counsel and collection agents on a periodic basis, based on factors such as percentage of amount recovered on an individual and aggregate basis, percentage of Claims resolved without formal proceedings, time periods between submission and resolution of Claim;

                  (d) communication with counsel and agents on an ongoing basis;

                  (e) e-mail notification of resolution of each Claim and amount recovered;

                  (f) preparation of reports to RSASC on a monthly basis, specifying Claim received, action taken, amount of recovery (if any) and tallying Claim on an aggregate basis;

                  (g) preparation of reports to RSASC on a semiannual basis, specifying any Claims for which no recovery has been made;

                  (h)  remittance  of funds,  less the fees  provided for by the
Section 8 hereof, collected on a monthly basis to RSASC, together with the report specified in paragraph (f) above; and

                  (i) segregation of all funds collected in a separate bank account or bank accounts, which funds shall not be commingled with any other funds of Tenant Recovery.

         3. Authority of Tenant Recovery. In furtherance of and without limiting the right, power and authority of Tenant Recovery to initiate, manage and prosecute the Claims, Tenant Recovery, in its sole discretion, shall either by itself or through landlord/tenant counsel and collection agents on its behalf, have full right, power and authority to:

                  (a)  initiate,   suspend  and  terminate  any  communications,
discussions  or   negotiations   with  tenants  in  default  or  any  litigation
proceedings involving such tenants; and

                  (b) settle, compromise or resolve the Default Claims.

                                    EXCLUSIVE AND TERM
                                    ------------------

         4. Exclusivity. Each of the parties hereto agrees that exclusivity is necessary and reasonable to accomplish the business purposes contemplated by this Agreement. To that end, each of the parties hereto agrees that this Agreement and the subject matter hereof are and shall be exclusive.

         5. Term. The term of this Agreement shall, unless earlier terminated Pursuant to Section 6 below, be for a period of ten (10) years from the date Of this Agreement (the ("Term").

         6. Early Termination of the Term.

                  (a) RSASC may terminate the Term upon written notice given to Tenant Recovery at any time prior to the third anniversary of the date of this Agreement, accompanied by payment, by bank draft or cashier's cheque payable to Tenant Recovery, of an amount equal to the sum of (i) $20,000,000, and (ii) all months due and owing to Tenant Recovery under this Agreement at the date of such payment.

                  (b) RSASC may terminate the Term, effective upon payment to Tenant Recovery of the Termination Amount (as hereinafter defined), by written Notice given to Tenant Recovery (the "Termination Notice") at any time on or after the third anniversary and prior to the tenth anniversary of the date of this Agreement.

                  "Termination Amount" means the sum of (i) 50% of the present value, discounted at a rate of 6%, of the projected Claims for the period between the date of delivery of the Termination Notice and the tenth anniversary of the date of this Agreement (the "Term Remainder"), computed in accordance with paragraphs (c) and (d) below (the "PV Amount"), and (ii) all amounts due and owing to Tenant Recovery under this Agreement at the date of delivery of the Termination Notice.


                  (c) The PV Amount shall be computed by independent public accountants selected by Tenant Recovery, by written notice given to RSASC within fourty-five (45) days following the date of delivery of the Termination Notice. Such computation shall be made in accordance with paragraphs (b) and (d) of this
Section 6, shall be completed as soon as reasonably practicable and shall be final and binding upon the parties hereto. Each of RSASC and Tenant Recovery shall promptly provide such information and assistance as the independent public accountant may from time to time reasonably require in connection with such computation. Payment of the Termination Amount shall be made, by bank draft or cashier's cheque payable to Tenant Recovery, within fourty-five (45) days following delivery by such accountants to RSASC and tenant Recovery of the computation of the PV amount.

                  (d) The projected Claims for each Year or part thereof during the Term Remainder shall be determined as follows for the purposes of this
Section  6:

                  (i) if the Termination Notice is delivered prior to the fifth anniversary of the date of this Agreement, the Base Amount shall be equal to the highest amount of Claims in any prior Year; and if the Termination Notice is delivered on or after the fifth anniversary of the date of this Agreement, the Base Amount shall be equal to the average of the highest, the next highest and the next highest amounts of Claims in all prior years.

                  (ii) the projected Claims for the balance of the Year in which the Termination Notice is delivered shall be 110% of the Base Amount, multiplied by the number of days remaining in that Year, divided by 365; and

                  (iii) the projected Claims for each whole Year of the Term Remainder shall be the Base Amount, plus an amount equal to interest theeron at the rate of 10% per annum, compounded annually, from the first day of the earliest whole Year in the Term Remainder to the last day of the Term Remainder.

                  "Year" means the 12-month period ending on the first or any subsequent anniversary of the date of this Agreement.

         7. Return of Confidential Information. Upon the expiration of the Term pursuant to Section 5 hereof or the termination or cancellation of the Term pursuant to Section 6 hereof and the Payment Amount is paid in full within the requisite time period, then Tenant Recovery shall return to RSASC copies of all papers, compact disks and other similar media in its possession containing Confidential Information.

                                  COMPENSATION
                                  ------------

         8. Fees As compensation for the services provided by Tenant Recovery under this Agreement, Tenant Recovery shall be entitled to deduct from the amounts recovered from the Claims a fee equal to 50% of the gross amount recovered, including partial recoveries. No fees or other amounts shall be owed to Tenant Recovery unless and until a recovery shall have been made on a Claim.

                      REPRESENTATIONS, WARRANTIES AND COVENANTS
                      -----------------------------------------

         9. Representations, Warranties and Covenants of RSC, RGC and RSASC Each of RSC, RGC and RSASC (each an "entity") hereby represents, warrants and covenants, severally and jointly, as follows:

                  (a) Each entity is a valid and subsisting corporation under the laws of the jurisdiction where it was formed, has full and power and authority to enter into this Agreement and to perform each of its obligations hereunder and this Agreement is enforceable against each entity in accordance with its terms;

                  (b) Each entity is, and shall be, in full compliance with all federal and state laws and regulations in every jurisdiction applicable to its business and operations and the performance of its obligations under this Agreement;

                  (c) The operation and maintenance of the RentGard(TM) System is, and shall be, in full compliance with all applicable federal and state laws, regulations, rulings, and judicial and administrative decisions, including but not limited to privacy matters;

                  (d) RSC and RGC own all proprietary rights, including all patent, copyright, trade secret, trademark, trade name and all other proprietary rights in and to the software comprising the RentGard(TM) System necessary to fulfill its obligation under the terms of this Agreement, such proprietary rights do not, and will not, infringe on the rights of others and Tenant Recovery's use of the proprietary rights under this Agreement does not, and will not, infringe on the rights of others;

                  (e) RSC and RGC have taken, and will take, all actions and precautions, including but not limited to the installation, maintenance and upgrading of features such as encryption and firewalls, (i) to limit access to the RentGard(TM) System to authorized users, (ii) to prevent unauthorized access and/or theft or misappropriation of, or tampering with System data, and (iii) to protect against viruses or other programs or codes which could cause a computer or server to malfunction, the corruption of data or any other damages;

                  (f) Each Claim is, and shall be, valid and subsisting, incurred in the ordinary course of business, without and right of set-off, deduction, counterclaim, defense, right of interpleader or otherwise; the amount of the Default Claim shall be accurate; and the information with respect to each Default Claim shall be complete and accurate in all material respects;

                  (g) RSC and RGC are the true and lawful owner of each Claim, free and clear of any lien, charge, pledge, security interest or any and all other encumbrances whatsoever and all right, title and interest in each default claim shall be assigned and transferred over to Tenant Recovery, free and clear of any lien, charge, pledge, security interest or other encumbrance;

                  (h) the terms of the RentGard(TM) insurance policies require the landlord, upon the request of RSC and /or RGC, to provide copies of all documentation, including but not limited to an executed copy of the lease, notices to the tenant, correspondence (whether in paper or electronic form) to and from the tenant, and cancelled checks or other evidences of payment and also provide that the landlord will cooperate in the conduct of all legal proceedings, including but not limited to attendance at court dates and delivery of executed and sworn statements;

                  (i) Subject to Section 23 hereof, other than the entities who are parties to this Agreement, no other entity or person, whether or not affiliated or associated with RSC, RGC or RSASC has or will have the right, power or authority to perform the services provided for under the terms of this Agreement by the party permitted or required to perform such services hereunder;

                  (j) each entity has not entered, and shall not enter, into any agreement, commitment or understanding, whether written or oral, which conflicts or is inconsistent with the terms of this Agreement or which would adversely affect its ability to perform the obligations required to be performed by it under this Agreement;

                  (k) RSC and RGC and the holders of the RentGard(TM) rental guarantee insurance policies have, and will have, the exclusive right, power and and authority to deal in and have access to the RentGard(TM)System; and

                  (l) the RSASC Agreement (i) is and shall be in force and effect throughout the term of this Agreement; (ii) shall not be terminated or cancelled or expire prior to the termination, cancellation or expiration of this Agreement, (iii) shall not be amended, modified or revised which will affect the rights of Tenant Recovery under this Agreement; (iv) shall not be waived, released or relinquished with respect to any of its items or provisions by any party to the RSASC Agreement without the prior written consent of Tenant Recovery, which consent may not be unreasonably withheld; (v) authorizes and acknowledges RSASC to enter into this Agreement to provide that Tenant Recovery shall perform debt collection services on behalf of RSASC and otherwise authorizes all of the terms and provisions of this Agreement and nothing in the RSASC Agreement is inconsistent with, or conflicts or interferes with, any term or provision of this Agreement and (vi) the RSASC Agreement is assignable without the consent of Tenant Recovery, provide that said assignment does not in any way affect the Rights of Tenant Recovery under the terms and conditions set out in this Agreement.

         10. Representations, Warranties and Covenants of Tenant Recovery. Tenant Recovery represents, warrants and covenants as follows:

                  (a) Tenant Recovery is a valid and subsisting corporation under the laws of the jurisdiction where it was formed, has full and power and authority to enter into this Agreement and to perform its obligations hereunder and this Agreement is enforceable against Tenant Recovery in accordance with its terms;

                  (b) Tenant Recovery is, and shall be, in full compliance with all federal and state laws and regulations in every jurisdiction applicable to its business and operations and the performance of its obligations under this Agreement, including laws and regulations relating to privacy matters; and

                  (c) Tenant Recovery has not and shall not enter into any agreement, commitment or understanding, whether written or oral, which conflicts or is inconsistent with the terms of this Agreement or which would adversely affect its ability to perform the obligations required to be performed by it under this Agreement.

                    USE OF RENTGARD(TM) SYSTEM AND ASSOCIATED RIGHTS
                    ------------------------------------------------

         11. License. RSC and RGC through RSASC hereby grant a license to Tenant Recovery to use and access the RentGard(TM) System, use the registered trademark "RentGard" and the goodwill associated thereto, and use any and all information required to be given it hereunder for purposes of performing the services required to be performed by it under this Agreement.

         12. Software and Passwords. Tenant Recovery shall be provided on a timely basis with all necessary software and passwords (including any upgrades, revisions, modifications and substitutions of same) to use and access the aforesaid System and communicate with RSASC.

         13. Installation and Maintenance. RSC and RGC through RSASC shall provide Tenant Recovery with the installation and maintenance services on the terms and conditions set forth in Exhibit A hereto, which Exhibit shall be deemed to be part of this Agreement.

                                 CONFIDENTIALITY
                                 ---------------

         14. Confidential Information. "Confidential Information" shall mean (i) information provided by each of RSC and RSASC to Tenant Recovery under Section 1 of this Agreement (ii) the information provided by Tenant Recovery to RSASC, RSC and RGC under Section 2 of this Agreement, and (iii) the software and passwords provided for under Section 12 of this Agreement (including any upgrades, revisions, modifications and substitutions of same) (the "Intellectual Property").

         15. Confidentiality Obligation. Each of RSC, RGC, RSASC and Tenant Recovery, and each of their respective affiliates, shareholders, members, directors, officers, employees and agents) agrees to hold the Confidential Information in the strictest confidence, both during and after the termination of this Agreement. To this end, each of the foregoing persons shall:

                  (a) only use the Confidential Information to carry out its duties and responsibilities hereunder and not use, disclose or reveal the Confidential Information, or any portion thereof, for any reason to any person, except, with respect to Confidential Information (other that Intellectual Property), to employees of the foregoing entities, agents and independent contractors who have a "need to know" for purposes of this Agreement, landlord/tenant lawyers and collection agents who have been engaged by, or who are being considered for engagement by Tenant Recovery and no other purpose;

                  (b) not make, or permit or cause to be made copies of the Confidential Information, except as necessary to carry out its duties and responsibilities as described by this Agreement;

                  (c) take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person (other than as provided for in paragraph (a) above); and

                  (d) participate, directly or indirectly, in the development, marketing, sale, licensing of other exploitation of software products or services which embody or are derived from the Confidential Information.

                                 INDEMNIFICATION
                                 ---------------

         16. Indemnification by RSC, RGC and RSASC. Each of RSC, RGC and RSASC, jointly and severally, hereby indemnifies and holds harmless Tenant Recovery and each of its members, managers officers, employees and agents from and against any and all losses, liabilities, claims, causes of action, suits, expenses (including but not limited to attorney's fees and expenses), costs (including costs of investigation), interest, fines and penalties incurred by Tenant Recovery as a result or by virtue of any breach of any representation, warranty or covenant made by each of RSC, RGC or RSASC herein.

         17. Indemnification by Tenant Recovery. Tenant Recovery hereby indemnifies and holds harmless RSC, RGC and RSASC and their respective affiliates, shareholders, directors, officers and employees from and against any and all losses, liabilities, claims, causes of action, suits, expenses (including but not limited to attorney's fees and expenses), costs (including costs of investigation), interest, fines and penalties incurred by each of them as a result or by virtue of any breach or default of any representation, warranty or covenant made by Tenant Recovery herein.

         18. Opportunity to Cure. In order to be entitled to indemnification hereunder, each party seeking indemnification (the "Indemnitee") shall be required to notify the party in writing from who it is seeking indemnification (the "indemnifying Party") notice of the occurrence of the breach or default has been continuing for at least sixty (60) days, specifying the term or terms of this Agreement under which such breach or default has occurred, the circumstances giving rise to such breach or default, and the opportunity ti cure such breach or default within thirty (30) days of the delivery of such notice (the "Cure Period"). During the Cure Period, the Indemnifying Party shall have right to discuss the alleged breach or default with the Indemnitee, provided that any such discussion shall not relieve the Indemnifying Party of the duty to cure the breach or default.

         19. Consequences Failure to Cure. In addition to and not withstanding any right to indemnification hereunder, if RSC, RGC or RSASC shall fail to cure the breach or default prior to the expiration of the Cure Period, each RSC, RGC and RSASC shall be jointly and severally liable to make payment of the Payment Amount to


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



Tenant Recovery within thirty (30) days of receipt of the computation of the Payment Amount provided for by Section 6 hereof. Notwithstanding anything to the contrary contained in the foregoing sentence, the aforesaid remedy shall be limited a breach or default under Sections 1(a), (b) and (c), Sections 9(i) and
(j), Section 11 and Section 12.

                              MEDIATION AND ARBITRATION
                              -------------------------

         20. Mediation and Arbitration.

                  (a) Mediation. The parties agree that any and all disputes, claims or controversies arising out of or in connection with this Agreement shall first be mediated pursuant to the Mediation Rules of the ADR Institute of Ontario, Inc. ("Institute") before Mr. George Adams within sixty (60) days of the written request for mediation, or if Mr. Adams is unavailable, such other mediator the Institute shall select.

                  (b) Arbitration. All disputes remaining unsettled after mediation shall be submitted to final and binding arbitration. There is no right of appeal form any arbitration or any decision of the arbitrator. Any party may submit that dispute to arbitration by filing a notice of Submission to Arbitration with the Institute. The arbitration, and all its rules and procedures, shall be governed by the National Arbitration Rules of the Institute, subject to any specific provisions contained in Section 20(c) below.

                  (c) Arbitration Procedures. The place of arbitration shall be Toronto. In the event of a dispute, claim or controversy in relation to Section 6 whether or not other sections are subject to dispute, claim or controversy, the arbitrator shall be Howard N. Rosen, a charter accountant and certified business valuator. In the event of the failure, refusal or inability of Mr. Rose to act, a new arbitrator shall be appointed in his stead, in accordance with the National Arbitration Rules, provided that any such arbitrator has at least 15 years experience as a charged accountant and business valuator.

                  (d) Enforcement. The provisions of this Section 20 may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.

                                    GENERAL
                                    -------

         21. General. Notice and other communications shall be addressed or directed to the physical and electronic addresses set forth under the signature lines of each of the parties hereto. FRacsi8mile signatures shall have the same force and effect as physical signatures. This Agreement, the Exhibits attached hereto and the subject matter hereof and thereof reflect the entire agreement

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

between the parties hereto and supersede any and all prior understandings, agreements and commitments, whether written or oral, between any or all of them. The waiver of one breach or default or any delay in exercising rights shall not constitute a waiver of any subsequent breach or default. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the instrument. This Agreement shall be binding on and ensure to the benefit of each of the parties hereto, their respective successors and permitted assigns (subject to Section 23 hereof) and their respective affiliates, shareholders, members, managers, director, officers and employees. This Agreement may only be amended in writing by an instrument executed by all of the parties hereto. Headings are for convenience only and shall not be construed in the interpretation or meaning of any provision hereof. This Agreement may be executed in counterparts, all of which when taken together shall constitute one and the same instrument.

         22. Governing Law. This Agreement shall be governed by the laws of the Province of Ontario, without giving effect to principles of conflicts of laws. This Agreement will not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is exprresly excluded.

         23. Assignment. The parties hereto shall be entitled to assign any of its rights and obligations hereunder, (i) in the case of Tenant Recovery, only with the prior written consent of RSASC and (ii) in the case of RSC, RGC and RSASC, only with the prior written consent of Tenant Recovery.

         24. Confidentiality of this Agreement. This Agreement and the subject matter hereof shall be held in the strictest confidence by each of the parties hereto. Disclosure of this Agreement or the subject matter hereof shall be made upon the mutual written consent of all of the parties hereto; provided, however, that (i) this Agreement and a summary description of its contents (in any case, with dollar amounts and percentages omitted) may be disclosed in a press release issued by, or public filing made by, RSC without the aforesaid consent requirement and (ii) this Agreement and the subject matter hereof may be disclosed by Tenant Recovery in the performance of it duties under Section 2. Notwithstanding the foregoing, in the event that RSC, in consultation with securities counsel, determines that this Agreement is required to be made by it, RSC shall apply for confidential treatment of all dollar amounts and percentages and other information considered confidential in accordance with Rule 406 of the Securities Act of 1933 and Rule 24b-2 of the Securities Exchange Act of 1934 and other applicable rules and regulations. RSC shall consult with Tenant Recovery prior to filing any applications for confidential treatment relating to this Agreement or the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affirmed their consent hereto as of the day and year first above written.


RENT SHIELD CORP.


By: /s/ Stephen Stonhill
    --------------------
    Name:  Stephen Stonhill
    Title: CEO

Physical Address:  100 Scarsdale Road, Suite 200, Toronto, Ontario M3B 2R8


RENT GARD CORPORATION


By:
   -----------------------
   Name: Hugh Forrest
   Title President

Physical Address:  100 Scarsdale Road, Suite 200, Toronto, Ontario M3B 2R8


RENT SHIELD AMERICA SERVICE CORPORATION


By: /s/ Roy Soloman
   ----------------------
   Name:  Roy Soloman
   Title: President

Physical Address:  65 Arnold Road, Thornhill, Ontario, L4J 1B4


TENANT RECOVERY LLC


By: /s Gary Kaufman
    -------------------
    Name:  Gary Kaufman
    Title: Managing Member

Physical Address:  810 Seventh Avenue, 10th Floor, New York, NY 10019

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



                                   SCHEDULE A
                                   ----------



                                [TO BE SUPPLIED}
                                ----------------










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